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                                                                    EXHIBIT 99.2

                [LETTERHEAD OF SMITH BARNEY INC. APPEARS HERE]


The Board of Directors
Wyndham Hotel Corporation
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207


Members of the Board:

        We hereby consent to the inclusion of our opinion letter to the Board of Directors of Wyndham Hotel Corporation ("Wyndham") as Annex I to the Joint Proxy Statement/Prospectus of Wyndham and Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (collectively, "Patriot"), which forms a part of Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (the "Post-Effective Amendment"), relating to the proposed merger transaction involving Wyndham and Patriot and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinions of Financial Advisors-Wyndham" and "THE MERGER AND SUBSCRIPTION--Opinions of Wyndham's Financial Advisors--Smith Barney." We also hereby consent to the inclusion of our opinion letter to the Board of Directors of Wyndham as Annex S-B to the Joint Proxy Statement/Prospectus Supplement that forms a part of the Post-Effective Amendment and references thereto in such Supplement under the caption "Recent Developments--Opinion of Smith Barney." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                           By: /s/ SMITH BARNEY INC.
                                              -----------------------------
                                                   SMITH BARNEY INC.

December 10, 1997